                                                                  EXECUTION COPY

                              STOCKHOLDER AGREEMENT


         STOCKHOLDER AGREEMENT, dated as of September 13, 2000 (this "Agreement"), by the undersigned stockholder (the "Stockholder"), of BeautiControl, Inc., a Delaware corporation (the "Company"), and Tupperware Corporation, a Delaware corporation ("Parent").

                                    RECITALS

         A. Parent, B-C Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub shall, and Parent shall cause Sub to, make a cash tender offer (the "Offer") for all outstanding shares of Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") at the Offer Price (as defined in the Merger Agreement), the completion of such tender offer to be followed by a merger of Sub with and into the Company;

         B. As of the date hereof, the Stockholder owns the number of shares of Company Common Stock appearing opposite his or her name on Exhibit A (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder, individually, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares");

         C. Promptly following the consummation of the Merger contemplated by the Merger Agreement, the Stockholder and the Company will enter into an Employment Agreement, in the form of the Attached Exhibit B (the "Employment Agreement"); and

         D. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

         2. Covenants of Stockholder. The Stockholder agrees as follows:

                  (a) Promptly after the commencement, within the meaning of
         Section 14d-2 of the Exchange Act, of the Offer, and in any event not later than five business days prior to the first scheduled expiration date of the Offer, the Stockholder shall tender, or cause to be tendered, the Subject Shares pursuant to the Offer by delivering, or causing to be delivered, to the depository for the Offer a duly executed letter of transmittal together with any other documents that may be reasonably requested by Parent or such depositary. The Stockholder further agrees that he or she shall not withdraw such tender of the Subject Shares.

                  (b) In any circumstances where a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (c) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances where the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against any (i) merger agreement or merger (other than the Merger Agreement and the Merger), Takeover Proposal, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or (ii) amendment of the Company's Restated Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees that he or she shall not tender the Subject Shares pursuant to any offer other than the Offer.

                  (d) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person other than in connection with the Offer and the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares.

                  (e) The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate or encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal, except in his or her capacity as a representative or agent of the Company, as permitted by the terms and conditions of the Merger Agreement.

                  (f) The Stockholder shall use the Stockholder's best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.



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

                  (g) The Stockholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by such Stockholder of any voting securities of the Company acquired by such Stockholder hereinafter.

                  (h) The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of Subject Shares.

                  (i) In the 90 days following the Closing, the Stockholder shall purchase shares of common stock, par value $.01, of the Parent (the "Parent Common Stock") having an aggregate Price of not less than $1.25 million (the "Purchased Shares"). For purposes of this section, the "Price" of a share of Parent Common Stock shall be the price paid by the Stockholder for that share. During the two years following the date on which the Stockholder completes his or her accumulation of all of the Purchased Shares pursuant to this Section 2(i), the Stockholder shall not Transfer, short against the box or in any way reduce his or her risk in (or enter into any contract, option or other arrangement that accomplishes or has the effect of accomplishing any of the foregoing) the Purchased Shares; provided, however, that the restriction set forth in this sentence shall no longer apply if: (a) the Parent terminates the Stockholder's employment with the Parent or the Surviving Corporation, (b) E.V. (Rick) Goings ceases to be Chief Executive Officer of the Parent, or (c) Parent undergoes a Change in Control.

                  (j) The Stockholder shall not commit or agree to take any action inconsistent with the covenants set forth in this Agreement.

         3. Representations and Warranties. Each Stockholder represents and warrants with respect to himself or herself to Parent as follows:

                  (a) The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares.

                  (b) The Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval, other than pursuant to the HSR Act.

         4. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions



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

contemplated hereby and that the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

         5. Noncompetition; Nonsolicitation.

                  (a) The Stockholder acknowledges that in the course of the Stockholder's employment with the Company the Stockholder has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Stockholder's services will be of special, unique and extraordinary value to the Company and its subsidiaries.

                  (b) The Stockholder agrees that during the period of the Stockholder's employment with the Company and the period, if any, during which the Stockholder is receiving severance payments from the Company pursuant to Section 4 of the Stockholder's Employment Agreement (the "Noncompetition Period"), the Stockholder shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Stockholder was involved or had knowledge, being conducted by, or contemplated by, the Company, any of its subsidiaries or any of the worldwide direct selling companies of Parent as of the termination of the Stockholder's employment in any geographic area in which the Company, any of its subsidiaries or any of the worldwide direct selling companies of Parent is then conducting such business.

                  (c) The Stockholder further agrees that during the Noncompetition Period the Stockholder shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee or independent sales force member of the Company, any of its subsidiaries or any worldwide direct selling company of Parent to terminate or abandon his or her employment or other relationship with the Company or such Parent affiliate for any purpose whatsoever or (ii) in connection with any business to which Section 5(b) applies, call on, service, solicit or otherwise do business with any customer of the Company, any of its subsidiaries or any of the worldwide direct selling companies of Parent.

                  (d) Nothing in this Section 5 shall prohibit the Stockholder from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Stockholder has no active participation in the business of such corporation.

                  (e) If, at any time of enforcement of this Section 5, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area



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

         reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 5.

                  (f) Parent and the Stockholder agree that the payment of proceeds for the Subject Shares pursuant to the Offer represents in part value for the covenants given by the Stockholder in this Section 5, as well as value given for the other covenants made by the Stockholder in this Agreement.

         6. Termination. With the exception of the obligations set forth in
Section 2(i) and Section 5 above, which obligations shall terminate pursuant to the terms set forth in such sections, the obligations of the Stockholder hereunder shall terminate upon the earlier to occur of (i) 6 months after the termination of the Merger Agreement pursuant to Section 8.1 thereof and (ii) the Effective Time, provided however, that upon the termination of the Merger Agreement pursuant to Section 8.1 thereof, the obligations set forth in Sections 2(a) and 2(b) shall no longer apply. No termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         7. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         8. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

         9. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

         10. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         11. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.



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

         12. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

         13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         14. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as specified in the Merger Agreement.

         15. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

         (a)      if to Parent, to:

                  Tupperware Corporation
                  14901 S. Orange Blossom Trail
                  Orlando, FL 32827
                  Attention: Thomas M. Roehlk
                  Facsimile: 407-826-4514

         with copies to:

                  Sidley & Austin
                  Bank One Plaza
                  10 South Dearborn Street
                  Chicago, Illinois  60603
                  Attention:  Thomas A. Cole
                              Steven Sutherland
                  Facsimile:  312-853-7036


         (b)      if to the Stockholder to:

                  BeautiControl, Inc.
                  2121 Midway Road
                  Carrollton, TX 75006
                  Attention: Richard W. Heath
                  Facsimile: 972-341-3098



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

                  with a copy to:

                  Haynes & Boone, LLP
                  1600 N. Collins, Suite 2000
                  Richardson, TX 75080
                  Attention:  David H. Oden
                  Facsimile:  972-692-9029


         16. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. No Limitation on Actions of the Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

         18. Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

         19. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares.

         20. Definition of Change in Control. For purposes of this Agreement, Change in Control shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Parent (the "Outstanding Parent Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, provided, however that this subsection (i) will not apply to the acquisition by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) from Parent of more than 50% of the Outstanding Parent Common Stock, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 20; or



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

         (b) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") of the Parent cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Consummation by the Parent of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent or the acquisition of the assets of another corporation (a "Corporate Transaction"), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all of the Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Corporate Transaction; or

         (d) Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.



                                      * * *




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

         IN WITNESS WHEREOF, the Stockholder and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

         STOCKHOLDER



         /s/ Richard W. Heath
         --------------------------------------------------
         Name: Richard W. Heath


         TUPPERWARE CORPORATION
         a Delaware corporation

         By: /s/ Rick Goings
         --------------------------------------------------
             Name: Rick Goings
             Title: Chairman and Chief Executive Officer




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

                                    EXHIBIT A



STOCKHOLDER                                                NUMBER OF SHARES

Richard W. Heath                                            1,153,887

                                    EXHIBIT B

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into as of __________, 2000 between BeautiControl, Inc., a Delaware corporation (the "Company"), and Richard W. Heath (the "Executive").

         WHEREAS, the Company desires to employ the Executive to serve as President and Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Period") shall commence as of the Effective Time of the merger of B-C Merger Corporation with and into the Company pursuant to the Agreement and Plan of Merger, dated as of September 13, 2000, among Tupperware Corporation ("Tupperware"), B-C Merger Corporation and the Company (the "Effective Date") and shall end on the fifth annual anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof.

         2. POSITION AND DUTIES; RESPONSIBILITIES. (a) Position and Duties. The Company shall employ the Executive during the Employment Period as its President and Chief Executive Officer. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive's reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Chief Executive Officer of Tupperware, may serve as a director of any other business corporation, provided that such activities or service do not interfere with the Executive's duties hereunder. The Company agrees that the Executive may continue to serve as a director of Haggar Clothing Co., as a commissioner of the Texas Parks and Wildlife Department, and as Chairman or Vice Chairman of The Episcopal School of Dallas.

         (b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board of Directors of the Company (the "Board"), the Executive shall have the authority and responsibility for the strategic direction and international expansion of the Company and the general administration of the Company's affairs. The Executive shall also perform such other duties (not inconsistent with the position of President and Chief Executive Officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed.

         3. COMPENSATION. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $300,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be reviewed annually, and shall be subject to such annual increases, if any, as determined by the Compensation and Directors Committee of the Board of Directors of Tupperware (the "Committee").

         (b) Annual Bonus. During the Employment Period, the Company shall provide the Executive the opportunity to earn an annual incentive bonus (with such targets being set at reasonable levels) under Tupperware's annual bonus plan in effect from time to time, with an annual target bonus of at least 45% of the Executive's Base Salary; provided, however, in no event may the Executive receive an annual bonus in excess of 90% of the Executive's Base Salary ("Annual Bonus"). Nothing in this Section 3(b) shall be construed as limiting the Committee's right to revise, amend or terminate Tupperware's annual bonus plan in effect from time to time.

         (c) Stock Option Grants. The Company shall recommend to the Committee that, as soon as practicable following the Effective Date, the Executive be granted an option to purchase 52,500 shares of Tupperware common stock ("Common Stock"), at a price equal to the fair market value of a share of Common Stock on the date of grant. The terms and conditions of such option shall be governed by the Executive's individual stock option award agreement and the Tupperware Corporation 2000 Incentive Plan. During each year of the Employment Period commencing after 2000, the Company shall recommend to the Committee that the Executive be granted an option to purchase at least 35,000 shares of Common Stock. Any such annual stock option grants shall be subject to the terms and conditions of the Tupperware 2000 Incentive Plan or such other plan in effect from time to time and under which such options are granted to the Executive, as well as to the Committee's discretion to grant annual stock option awards generally, and which option grants shall be memorialized in Tupperware's standard stock option agreement used for officers of Tupperware, a copy of which is attached hereto as an exhibit.

         (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans generally available to executives of the Company (including, but not limited to, medical, dental, short-term disability, long-term disability, executive life insurance and 401(k), such benefits being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives (which shall be at least six weeks per year for vacation) and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

         (e) Perquisites. During the Employment Period, the Company shall pay or reimburse the Executive for (i) monthly golf club membership dues for the club membership in effect on the date of this Agreement; (ii) the Executive's reasonable expenses for financial planning advice; and (iii) an automobile consistent with the Company's current policy; provided, however, any and all such payments and/or reimbursements shall be made under the same terms and in the same amounts as the Executive was receiving from the Company immediately prior to entering into this Agreement.

         (f) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive's duties hereunder.

         4. TERMINATION. (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

                  (i) accrued Base Salary through and including the Executive's date of death;

                  (ii) accrued Annual Bonus through and including the Executive's date of death; and

                  (iii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

         (b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

                  (i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

                  (ii) accrued Annual Bonus through and including the effective date of the Executive's termination of employment; and

                  (iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of a physician mutually agreed to by the Executive and the Chief Executive Officer of Tupperware. The Executive shall submit to appropriate medical examinations for purposes of such determination.

         (c) Cause. (i) The Company may terminate the Executive's employment hereunder for Cause upon written notice to the Executive (the "Cause Notice"). The Cause Notice shall state with particularity the basis for the termination of Executive under this provision. Such termination for Cause shall be authorized by the Chief Executive Officer of Tupperware.

                  (ii) For the purposes of this Agreement, "Cause" means the occurrence of any of the following events:

                           (A) any intentional act of fraud, embezzlement or
                  theft in connection with the Executive's employment, or the misappropriation of Company property;

                           (B) the Executive's conviction of, or plea of nolo
                  contendre to, a felony;

                           (C) the Executive's willful disobedience of a lawful
                  directive of the Chief Executive Officer of Tupperware, which directive is otherwise reasonable and consistent with the scope and nature of the Executive's duties and responsibilities under this Agreement;

                           (D) gross negligence or willful misconduct in the
                  performance of Executive's duties or responsibilities under this Agreement which results in a substantial loss to the Company or any of its subsidiaries, taken as a whole; or

                           (E) a violation of a statutory or common law duty of
                  loyalty to the Company, which results in a material loss to the Company or any of its subsidiaries, taken as a whole, or a violation which involves the engagement in or performance of services for a competing business which provides the same or substantially similar products as those provided by the Company or Tupperware.

                  (iii) The events described in clauses (C), (D) and (E) above shall not constitute Cause unless the Company gives the Executive a written notice of such event, and the Executive thereafter fails to cure such event within 30 days after receipt of the notice.

                  (iv) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

                  (v) If the Company terminates the Executive's employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

         (d) Termination Without Cause. The Company may, at its option, terminate the Executive's employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Chief Executive Officer of Tupperware. If the Company terminates the Executive's employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

                  (i) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iii) hereof, inclusive; and

                           (ii) the continuation of payment of amounts equal to
                  the Base Salary which otherwise would have been payable hereunder had the Executive's employment hereunder not been terminated pursuant to this Section 4(d) for a period of two years.

         (e) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Chief Executive Officer of Tupperware), the Executive may voluntarily terminate the Executive's employment with the Company for any reason. If the Executive voluntarily terminates the Executive's employment pursuant to this Section 4(e), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

         5. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

         6. CONFIDENTIALITY. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes publicly available, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. The Executive also shall abide by the terms of any and all existing or future confidentiality agreements with the Company; provided, however, in the event that there is a conflict between the provisions of this Agreement and such other agreement or agreements, the provisions of this Agreement shall govern. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

         7. INVENTIONS. The Executive hereby assigns to the Company the Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings, copyrightable material, trademarks and servicemarks which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. The Executive also shall abide by the terms of any and all existing or future intellectual property agreements with the Company; provided, however, in the event that there is a conflict between the provisions of this Agreement and such other agreement or agreements, the provisions of this Agreement shall govern.

         8. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

         9. SURVIVAL. Sections 6 and 7 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

         10. ARBITRATION. Any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement shall be settled by arbitration in Texas administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

         11. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 11:

         If to the Company, to:                      If to the Executive, to:
         ----------------------                      ------------------------

         BeautiControl, Inc.                         Richard W. Heath
         c/o Tupperware Corporation                  10041 Hollow Way
         14901 S. Orange Blossom Trail               Dallas, Texas 75229
         Orlando, Florida 32837
         Attention: Thomas M. Roehlk

         12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         13. ENTIRE AGREEMENT. Except as otherwise provided in Sections 6 and 7 hereof, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

         14. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

         15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflict of laws.

         16. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         17. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        BEAUTICONTROL, INC.



                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------



                                        RICHARD W. HEATH

                                        ---------------------------------------